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       CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                    (After issuance of Stock)            Filed by:


                    TetherCam Systems Corporation

We the undersigned President and Secretary of TetherCam
Systems Corporation do certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 12TH day of January, 1999, adopted a resolution to amend the original articles as follows:

Article I is hereby amended to read as follows:

The name of this corporation is Worldbid Corporation.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1 common share. Said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


\s\ Logan B. Anderson
___________________________
President*, Logan B. Anderson


\s\ Logan B. Anderson
___________________________
Secretary, Logan B. Anderson

Province of British Columbia     )
                                 )  ss.
Country of Canada                )

On January 15, 1999, personally appeared before me, a Notary Public, Logan B. Anderson, who acknowledged that they executed the above instrument.


                               \s\ Michael H. Taylor
                               ____________________________
                               Signature of Notary
Notary stamp or seal

                               Michael H. Taylor
                               Barrister & Solicitor
                               Suite 1880, Royal Centre
                               1055 West Georgia Street, Box 11122
                               Vancouver, B.C.
                               V5E 3P3

*only the President's signature need be acknowledge.